Exhibit 99.1

American States Water Announces Earnings for the Fourth Quarter and the Year 2013

SAN DIMAS, Calif.--(BUSINESS WIRE)--February 26, 2014--American States Water Company (NYSE:AWR) today reported net income of $11.8 million, or basic and fully diluted earnings per share of $0.30 for the quarter ended December 31, 2013, as compared to net income of $10.3 million, or basic and fully diluted earnings per share of $0.27, for the quarter ended December 31, 2012, an 11.1% increase in diluted earnings per share.

Fourth Quarter 2013 Results

The table below sets forth a comparison of the fourth quarter diluted earnings per share by business segment:

	Q4 2013	Q4 2012	Change
Water	$0.18	$0.13	$0.05
Electric	0.01	0.02	(0.01)
Contracted services	0.10	0.12	(0.02)
AWR (parent)	0.01	—	0.01
Totals	$0.30	$0.27	$0.03

Water

For the three months ended December 31, 2013, fully diluted earnings from the water segment of AWR’s Golden State Water Company (“GSWC”) subsidiary increased by $0.05 per share to $0.18 per share, as compared to $0.13 per share for the three months ended December 31, 2012. Items impacting the comparability of the two periods are detailed below:

  An increase in the water gross margin of approximately $3.1 million, or $0.05 per share, due primarily to a higher adopted gross margin effective January 1, 2013 approved by the California Public Utilities Commission ("CPUC") on May 9, 2013 in connection with the water general rate case. In addition, there was an increase of $2.8 million in revenues with a corresponding increase in operating expenses, representing new surcharges billed to customers during the fourth quarter of 2013 as compared to the same period in 2012 to recover previously incurred costs. These surcharges had no impact to net earnings;
  Excluding supply costs and the $2.8 million of surcharges discussed above, operating expenses decreased by approximately $1.0 million, or $0.02 per share, due primarily to decreases in: (i) depreciation expense as a result of lower composite depreciation rates approved in the water general rate case; (ii) planned maintenance expense, and (iii) administrative and general expenses resulting primarily from lower employee-related benefits, and
  An increase in the effective income tax rate for the water segment during the quarter ended December 31, 2013 as compared to the same period in 2012, which decreased earnings by $0.02 per share, primarily due to changes between book and taxable income that were treated as flow-through adjustments in accordance with regulatory requirements.

Electric

Diluted earnings from GSWC’s electric operations decreased by $0.01 per share over the prior year’s fourth quarter due primarily to an increase in other operating expenses and a higher electric effective income tax rate.

Contracted Services

Diluted earnings from AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”), decreased by $0.02 per share over the prior year’s fourth quarter, due primarily to an overall decrease in construction activity as compared to the same period in 2012. The level of construction activities tends to fluctuate period over period. In addition, there was an expected slowdown of renewal and replacement capital work at various bases over the prior year’s fourth quarter. Furthermore, diluted earnings from contracted services decreased due to an increase in operating expenses related to employee related costs, consulting and other outside services costs due, in part, to the pursuit of new military base utility privatization opportunities. The decrease in construction activities and higher operating expenses resulted in a decrease to earnings of approximately $0.05 per share. These decreases in diluted earnings were partially offset by a lower effective income tax rate, increasing earnings by $0.03 per share, primarily as the result of a cumulative tax deduction taken for certain construction activities on a recently filed tax return and expected to be taken on amended tax returns.

Full Year 2013 Results

Basic and fully diluted earnings per share for the year ended December 31, 2013 were $1.61, compared to $1.42 and $1.41 per common share on a basic and fully diluted basis, respectively, for the same period in 2012. This represents a 14.2% increase over the prior year in fully diluted earnings per share. The table below sets forth a comparison of the diluted earnings per share contribution by business segment for 2013 with 2012:

	Year Ended December 31,
	2013	2012	Change
Water	$1.19	$0.90	$0.29
Electric	0.06	0.12	(0.06)
Contracted services	0.30	0.39	(0.09)
AWR (parent)	0.06	—	0.06
Totals	$1.61	$1.41	$0.20

Increase/
Reconciliation of changes in EPS from 2012 to 2013:	(decrease)

Water Segment:
Water gross margin contribution due to rate increases (excluding surcharges)	$0.20
One-time recovery of previously incurred costs	0.04
Higher operating expenses – primarily planned maintenance costs (excluding surcharges)	(0.01)
Lower depreciation & amortization expense (excluding surcharges)	0.04
Lower effective income tax rate due to flow-through adjustments	0.02
Electric Segment:
A decrease in the recovery of costs associated with the Renewables Portfolio Standard, an increase in A&G expenses due primarily to the processing of the general rate case, and a higher effective income tax rate	(0.06)
Contracted Services Segment:
Lower construction activities due to weather conditions and other delays	(0.10)
Higher operating and administrative expenses due, in part, to pursue new military base opportunities	(0.03)
Lower effective income tax rate due to a cumulative tax deduction on construction activities ($0.03 per share relates to periods prior to 2013)	0.04
AWR parent:
Increase due primarily to a cumulative tax benefit related to an employee benefit program ($0.03 per share relates to periods prior to 2013)	0.06
2013 Consolidated EPS increase	$0.20

Non-GAAP Financial Measures

This press release includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered as alternatives to the GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. The Company uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results and believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. The Company reviews these measures regularly and compares them to historical periods and to the operating budget.

Other - Certain matters discussed in this press release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission.

Fourth Quarter 2013 Earnings Release Conference Call - The Company will host a conference call on February 27, 2014 at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Thursday, February 27, 2014 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) and will run through Thursday, March 6, 2014. After logging on to the website, click the “Investors” button at the top of the page. The archive is located just above the “Stock Quote” section.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 257,000 customers located within 75 communities throughout 10 counties in Northern, Coastal and Southern California. The Company also distributes electricity to approximately 24,000 customers in the City of Big Bear and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country through 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	December 31,
(in thousands)	2013	2012
	(Unaudited)
Assets
Utility Plant-Net	$981,477	$917,791
Goodwill	1,116	1,116
Other Property and Investments	15,806	13,755
Current Assets	191,617	184,033
Regulatory and Other Assets	120,167	164,248
	$1,310,183	$1,280,943
Capitalization and Liabilities
Capitalization	$818,483	$787,042
Current Liabilities	100,906	93,697
Other Credits	390,794	400,204
	$1,310,183	$1,280,943

Condensed Statements of Income	Three months ended		Twelve months ended
(in thousands, except per share amounts)	December 31,		December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Operating Revenues
Water	$72,897	$67,564	$320,131	$305,898
Electric	10,429	9,298	38,409	37,033
Contracted services	26,590	34,679	113,537	123,977
Total operating revenues	$109,916	$111,541	$472,077	$466,908

Operating Expenses
Water purchased	$12,282	$11,753	$58,930	$54,010
Power purchased for pumping	2,133	1,713	9,518	8,355
Groundwater production assessment	3,875	3,504	15,541	14,732
Power purchased for resale	3,498	3,395	13,392	12,120
Supply cost balancing accounts	223	2,149	214	11,709
Other operation	8,609	7,943	27,767	29,790
Administrative and general	21,188	18,106	77,291	70,556
Depreciation and amortization	10,753	10,258	40,090	41,385
Maintenance	4,259	4,472	17,772	15,887
Property and other taxes	3,861	3,682	15,865	15,381
ASUS construction	17,574	23,444	76,627	81,957
Net gain on sale of property	10	-	(2)	(68)
Total operating expenses	88,265	90,419	353,005	355,814

Operating income	$21,651	$21,122	$119,072	$111,094

Other Income and Expenses
Interest expense	(5,017)	(4,957)	(22,415)	(22,765)
Interest income	195	204	707	1,333
Other, net	432	(4)	1,105	431
Total other income and expenses	(4,390)	(4,757)	(20,603)	(21,001)

Income from Operations Before Income Tax Expense	$17,261	$16,365	$98,469	$90,093
Income tax expense	5,481	6,074	35,783	35,945
Net Income	$11,780	$10,291	$62,686	$54,148

Basic Earnings Per Share	$0.30	$0.27	$1.61	$1.42
Fully Diluted Earnings Per Share	$0.30	$0.27	$1.61	$1.41
Weighted average shares outstanding	38,717	38,444	38,639	37,998
Weighted average diluted shares	38,956	38,738	38,869	38,262

Dividends Declared Per Common Share	$0.2025	$0.1775	$0.760	$0.635

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707